Exhibit 99.2

December [_], 2020

VIA EMAIL

Dear NAME:

Enclosed for your review are important documents related to the proposed business combination between Romeo Systems, Inc. (“Romeo”) and RMG Acquisition Corporation (“RMG”) (NYSE: RMG), a publicly traded special purpose acquisition company:

1.	Proxy Statement/Consent Solicitation Statement/Prospectus (describing the proposed business combination and containing a copy of the Agreement and Plan of Merger pursuant to which the business combination will be effected, along with other important information), which you can access at the following link – LINK TO BE INSERTED

2.	Written Consent of Stockholders of Romeo (pursuant to which Romeo stockholders are requested to approve the proposed business combination)

3.	[Stockholders’ Agreement (pursuant to which, among other things, board designation rights will be established for the post-business combination entity will be agreed upon)]

4.	[Amended and Restated Registration Rights Agreement (pursuant to which, among other things, certain stockholders will be granted rights to have registered, in certain circumstances, the resale under the Securities Act of securities of the post-business combination entity).]

You are encouraged to read the Proxy Statement/Consent Solicitation Statement/Prospectus in its entirety. Paul Hastings LLP, Romeo’s counsel, will send to you via DocuSign the Written Consent, [Stockholders’ Agreement and Amended and Restated Registration Rights Agreement] for your execution. Please execute and return these materials via DocuSign as soon as possible. In any case, please execute and return the Written Consent via DocuSign within 48 hours.

You will separately receive a mailing to your address on record that will include the Proxy Statement/Consent Solicitation Statement/Prospectus, the Written Consent and a form of Letter of Transmittal.

If you have any questions in connection with the foregoing, please contact Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, CA 90058, Attention: Investor Relations. Thank you for your attention to these matters.